Oppenheimer Rochester Limited Term California Municipal Fund
N-SAR Exhibit – Item 77D

Effective as of February 8, 2015, Oppenheimer Rochester Limited Term California Municipal Fund (the “Registrant”) changed from a non-diversified to a diversified fund, as described in the Supplement dated February 6, 2015 to the Summary Prospectus dated November 28, 2014 (SEC Accession No. 0000728889-15-000234), and the Supplement dated February 6, 2015 to the Prospectus and Statement of Additional Information dated November 28, 2014 (SEC Accession No. 0000728889-15-000233), which are hereby incorporated by reference in response to Item 77D of the Registrant’s Form N-SAR.